Exhibit 99.1

Middlesex Water Company President and CEO

Announces retirement

Efforts to Identify New Chief Executive Underway

ISELIN, NJ (May 16, 2023) - Middlesex Water Company (NASDAQ:MSEX) President and Chief Executive Officer, Dennis W. Doll has announced a plan to retire upon turning age 65. Mr. Doll’s retirement is planned for the later of December 31, 2023 or, the date when a successor is duly named and on board. He will remain a member of the Board through the expiration of his current term in May 2024. A search for Mr. Doll’s successor is being led by the Compensation Committee of the Board of Directors in collaboration with Russell Reynolds Associates, a nationally-recognized executive search firm.

Mr. Doll joined Middlesex Water Company as Executive Vice President in 2004 and was named President and Chief Executive Officer, and a Director of Middlesex, effective January 1, 2006.  In May 2010, he was elected Chairman of the Board. Under his tenure, the Company has made several acquisitions, experienced significant organic customer growth, entered into numerous contract operations and completed hundreds of significant construction projects. In recent years, the Company embarked on “Water for Tomorrow®,” the largest capital improvement program in the Company’s history, including such projects as construction of the 4.5-mile, 42” Western Transmission Main, the completion in 2021 of a new ozone treatment plant at the Company’s largest surface water treatment facility in New Jersey, expected completion in 2023 of a major treatment facility to remediate newly-regulated contaminants at the Company’s largest groundwater facility and numerous infrastructure improvements in the Company’s Delaware operations. Mr. Doll’s background includes nearly 40 years of experience in investor-owned water and wastewater utility management and a record of industry and other service as President of the National Association of Water Companies, Chairman of the Board of The Water Research Foundation, member of the Board and Executive Committee of the American Water Works Association, Chairman of the Board of the New Jersey Utilities Association, Board member and Treasurer of Raritan Bay Medical Center and Board member and Treasurer of Court Appointed Special Advocates of Middlesex County, New Jersey.

“Dennis has led Middlesex Water through some of the largest capital campaigns and industry changes in the company’s history. His strategic leadership, focus on fiscal accountability and organizational development have earned him the respect and admiration of employees, customers, shareholders, industry colleagues and regulators. We are grateful for his efforts in promoting the company’s strong values-based culture and leading the team in providing water and wastewater services safely, reliably and efficiently,” said Walter G. Reinhard, Middlesex Water Lead Director. “As we conduct our search for our next CEO, we look forward to speaking with candidates who can build on Middlesex Water’s strong 126-year legacy of operational excellence,” added Reinhard.

About Middlesex Water Company

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider of life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company and its subsidiaries form the Middlesex family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. We offer a full range of water, wastewater utility and related services including municipal and industrial contract operations and water and wastewater system technical operations and maintenance. We are focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com